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                                                                    EXHIBIT 10.7



June 2, 1997

Mr. James E. Roos
5512 Ash Creek Lane
Plano, Texas  75093

Dear Jim:

I am very pleased that you and I have reached agreement on your joining Candlewood Hotel Company as our President. To outline the major issues of our agreement, the following is written:

Salary                           $165,000 per year
Options                           100,000: priced on the day of your
                                         joining the company
Signing bonus                    $25,000 guaranteed
Additional bonus                 $25,000 if the company meets the 1997 budget
                                         which was presented to the Board at the
                                         last meeting
Relocation                       $68,675 to be paid during the first week of
                                         your employment

SEPARATION AGREEMENT - In the event the company is sold in the first 24 months of your employment and, as a result of such sale, your job is eliminated, you will receive a separation payment of $200,000.

It is my understanding that you will inform your present employer of your desire to make a change on Wednesday of this week and that your intention is to join the company on June 16. Jim, I am very aware of your commitment to your present company and I certainly will understand if this date moves because of their desire for you to make a transition easier for them.

I believe this covers our discussions and I am very excited to welcome you to Candlewood. Jim, we are keeping this confidential until such time as you tell me you have informed your present employer. Then I think we should go ahead and make the public announcement. Let's be in touch.

Yours truly,


Jack P. DeBoer
Chairman and Chief Executive Officer